EXHIBIT 99.1

Teligent, Inc. Announces the Appointment of John Celentano as Chairman of the Board

BUENA, N.J., July 20, 2020 (GLOBE NEWSWIRE) -- Teligent, Inc. (Nasdaq: TLGT) (“Teligent” or the “Company”), a New Jersey based specialty generic pharmaceutical company, is pleased to announce that John Celentano, a current independent director of Teligent, has been appointed Chairman of Teligent's Board of Directors, replacing James C. Gale who opted to not stand for reelection to Teligent’s board of directors in order to devote more time to other business interests.

Mr. Celentano joined Teligent as a director in March 2015. He will also continue to serve as a member of Teligent's Compensation and Audit Committees.

Previously, Mr. Celentano held key senior leadership positions with Bristol-Myers Squibb Company including: President, Bristol-Myers Squibb Healthcare Group (Mead Johnson Nutrition, ConvaTec, and Medical Imaging); Regional President roles in Emerging Markets/Asia Pacific, Latin America/Canada, and UK/Northern Europe; Senior Vice President of Human Resources, Public Affairs and Philanthropy; and Senior Vice President of Strategy and Productivity.

While at Bristol-Myers, Mr. Celentano was an active participant in the development of their biopharma strategy and led major initiatives on productivity transformation, streamlining operations to support the company’s growth opportunities. Mr. Celentano currently works as an independent senior advisor and serves on the Board of privately held YourEncore Inc. He holds a B.A. from the University of Delaware and an MBA from Drexel University.

"We are excited to leverage John’s broad, extensive experience in the pharmaceutical industry and proven boardroom leadership in the role of Chairman of Teligent’s Board of Directors," said Timothy B. Sawyer, Teligent's President and CEO.  "We look forward to working closely with John as our new Chairman and the Board joins me in thanking Jim Gale for his service and wishing him well as he focuses on his private endeavors."

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Contact:

Damian Finio

Teligent, Inc.

856-336-9117

www.teligent.com